Exhibit 4.6

AMENDMENT NO. 1
TO THE
RAI 401K SAVINGS PLAN

THIS AMENDMENT NO. 1 to the RAI 401k Savings Plan (the “Plan”), restated as of January 20, 2015, is made and entered into the 12th day of June, 2015.  The provisions of this Amendment shall be effective as of June 12, 2015, unless otherwise set forth below.

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of its employees and its subsidiaries and affiliates designated as participating companies; and

WHEREAS, the RAI Employee Benefits Committee (the “Committee”), (i) by actions taken on January 29, 2015, authorized amendments to the Plan to establish a separate automatic enrollment and annual sweep for bonus compensation, (ii) by actions taken on February 10, 2015, authorized amendments to the Plan to eliminate the 30-day waiting period for participation, and (iii) by actions taken on June 12, 2015, authorized amendments to the Plan to reflect the transactions contemplated by the Agreement and Plan of Merger, dated as of July 15, 2014, among Lorillard, Inc., Reynolds American Inc. and Lantern Acquisition Co., and the subsequent merger of Lorillard Tobacco Company, LLC with and into R. J. Reynolds Tobacco Company; and

WHEREAS, such actions of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions;

NOW, THEREFORE, the Plan hereby is amended as follows:

1.

                Effective as of January 20, 2015, Article I of the Plan is hereby amended by inserting the following new Section 1.10A immediately following Section 1.10, to read as follows:

“1.10A   Bonus Compensation means Compensation described in Section I.(g) of Schedule A hereto.”

2.

                Effective as of January 20, 2015, Section 1.31 of the Plan is hereby amended in its entirety to read as follows:

“1.31      [Reserved].”

3.

                Article I of the Plan is hereby amended by inserting the following new Section 1.32A immediately following Section 1.32, to read as follows:

“1.32A   Former Lorillard Employee means an Eligible Employee who was employed by Lorillard Tobacco Company, LLC or one of its affiliates immediately prior to the Lorillard Closing Date and commenced employment with a Participating Unit on the Lorillard Closing Date.”

4.

                Section 1.35 of the Plan is hereby amended in its entirety to read as follows:

“1.35      Job Elimination means a termination of employment entitling the Participant to benefits under a severance plan sponsored by an Affiliated Company (or provided under a contract); provided, however, that no termination of employment of a Former Lorillard Employee shall be considered a Job Elimination hereunder for the period commencing on the Lorillard Closing Date and ending on the two-year anniversary thereof.”

5.

                Article I of the Plan is hereby amended by inserting the following new Sections 1.38A  and 1.38B immediately following Section 1.38, to read as follows:

“1.38A   Lorillard Closing Date means June 12, 2015.

“1.38B   Lorillard Savings Plan means the Lorillard Tobacco Company Employees Savings Plan.”

6.

                Article I of the Plan is hereby amended by inserting the following new Section 1.41A immediately following Section 1.41, to read as follows:

“1.41A   Non-Bonus Compensation means Compensation other than Bonus Compensation.”

7.

                Section 1.64 of the Plan is hereby amended by inserting the following sentence at the end thereof:

“With respect to Former Lorillard Employees, Service shall include service with Lorillard Tobacco Company, LLC (formerly known as Lorillard Tobacco Company) or an affiliated company.”

8.

                Effective as of April 2, 2015, Section 2.01(a) of the Plan is hereby amended in its entirety to read as follows:

“(a)
Any Employee shall become a Participant in the Plan commencing on his date of employment or most recent date of reemployment, provided he is an Eligible Employee on such date.  Notwithstanding the foregoing, a Former Lorillard Employee shall become a Participant in the Plan commencing on the day after the Lorillard Closing Date.”

9.

Effective as of January 20,  2015, Section 3.01 of the Plan is hereby amended in its entirety to read as follows:

 “3.01      Pre-Tax Contributions; Roth Contributions.

(a)
Subject to the provisions of Section 3.07, each Participant may elect that the Participating Company (i) contribute from 1% to 50% of his Non-Bonus Compensation to the Plan as Pre-Tax Contributions and/or Roth Contributions in lieu of an equal amount being paid to him as current cash Compensation and/or (ii) contribute from 1% to 50% of his Bonus Compensation to the Plan as Pre-Tax Contributions and/or Roth Contributions in lieu of an equal amount being paid to him as current cash Bonus Compensation. Pre-Tax and/or Roth Contributions are made through payroll deductions. Each Participant shall make an application in a manner prescribed by the Committee in which he (A) designates the percentage of Non-Bonus Compensation to be contributed as Pre-Tax and/or Roth Contributions, (B) designates the percentage of Bonus Compensation to be contributed as Pre-Tax and/or Roth Contributions, (C) authorizes applicable payroll deductions and (D) chooses one or more Investment Fund(s). In the event that a Participant does not designate on his application whether the contributions elected to be made are Pre-Tax Contributions or Roth Contributions, all contributions elected on such application shall be deemed for all purposes of the Plan to be Pre-Tax Contributions.

(b)
If the Participant does not make the application contemplated in Section 3.01(a) prior to an administrative period determined by the Committee  following his date of employment or reemployment, such Participant shall be deemed to have (i) authorized payroll deductions for Pre-Tax Contributions in accordance with Section 3.01(a) equal to 6% of his Non-Bonus Compensation, (ii) authorized payroll deductions for Pre-Tax Contributions in accordance with Section 3.01(a) equal to 10% of his Bonus Compensation, and (iii) elected to invest such contributions in the Investment Fund designated by the RAI Pension Investment Committee for all such contributions.

(c)	Notwithstanding anything in this Section 3.01 to the contrary:

(i)	A Participant may at any time elect a different contribution percentage (including 0%) in accordance with Section 3.05 and/or different Investment Funds in accordance with Section 4.05;

(ii)
Unless a Participant elects otherwise, the percentage of Non-Bonus Compensation contributed to the Plan on a Participant’s behalf as Pre-Tax Contributions pursuant to this Section 3.01 shall be automatically increased by one percentage point commencing on the first April 1 that is at least six (6) months following the date the first contribution is made on behalf of the Participant pursuant to this Section 3.01 and on each April 1 thereafter; provided that such percentage shall not be increased above a specified level of the Participant’s Non-Bonus Compensation as designated by the Committee from time to time in its sole discretion; and

(iii)
The Committee may designate a special re-enrollment “sweep” under the Plan at such time or times, and in accordance with such procedures, as it may from time to time determine. In furtherance of, but without limiting the foregoing, the Committee may specify that each Participant who has a current election to contribute less than a specified level of his Non-Bonus Compensation, as designated by the Committee from time to time in its sole discretion, shall be deemed to have authorized an increase in payroll deductions for Pre-Tax Contributions in accordance with Section 3.01(a) equal to such specified level of his Non-Bonus Compensation.  In furtherance of, but without limiting the foregoing, the

Committee may specify that each Participant who has a current election to contribute less than a specified level of his Bonus Compensation, as designated by the Committee from time to time in its sole discretion, shall be deemed to have authorized an increase in payroll deductions for Pre-Tax Contributions in accordance with Section 3.01(a) equal to such specified level of his Bonus Compensation.  In addition, the Committee may provide that any Participant not currently subject to the annual automatic increases contemplated in Section 3.01(c)(ii) shall be deemed to have authorized a 1% annual automatic increase in the percentage of Non-Bonus Compensation contributed to the Plan as Pre-Tax Contributions; provided that such percentage shall not be increased above a specified level of the Participant’s Non-Bonus Compensation, as designated by the Committee from time to time in its sole discretion.  Any such changed percentage and/or annual automatic increase shall become effective on a future date specified by the Committee.”

10.

                Section 3.01 of the Plan is hereby amended by inserting the following new subsection (d) at the end thereof:

“(d)
Notwithstanding the foregoing provisions of this Section 3.01, with respect to Former Lorillard Employees, any election in effect immediately prior to the Lorillard Closing Date under the Lorillard Savings Plan with respect to the percentage of “Compensation” to be contributed as “Pretax Contributions” (as such terms are defined in the Lorillard Savings Plan) will be transferred to the Plan and such Former Lorillard Employee shall be deemed to have (i) authorized payroll deductions for Pre-Tax Contributions from his Non-Bonus Compensation under this Plan in accordance with Section 3.01(a) equal to the percentage elected under the Lorillard Savings Plan and (ii) elected to invest such contributions in the Investment Fund designated by the RAI Pension Investment Committee for all such contributions.”

11.

                Effective as of January 20, 2015, Section 3.02 of the Plan is hereby amended in its entirety to read as follows:

“3.02      After-Tax Contributions.  A Participant may make contributions to the Plan on an after-tax basis, either in lieu of or in combination with Pre-Tax Contributions and/or Roth Contributions by authorizing (i) After-Tax Contributions of 1% to 50% of his Non-Bonus Compensation and/or (ii) After-Tax Contributions of 1% to 50% of his Bonus Compensation; provided that the combined percentage of Compensation for Pre-Tax, Roth and After-Tax Contributions (A) is a minimum of 1% and a maximum of 50% and (B) shall in no event exceed the amount of a Participant’s after-tax Compensation.  After-Tax Contributions are made through payroll deductions.”

12.

                Section 3.02 of the Plan is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing, with respect to Former Lorillard Employees, any election in effect immediately prior to the Lorillard Closing Date under the Lorillard Savings Plan with respect to the percentage of “Compensation” to be contributed as “After-tax Contributions” (as such terms are defined in the Lorillard Savings Plan) will be transferred to the Plan and such Former Lorillard Employee shall be deemed to have (a) authorized payroll deductions from his Non-Bonus Compensation for After-Tax Contributions under this Plan in accordance with the first sentence of this Section 3.02 equal to the percentage elected under the Lorillard Savings Plan and (b) elected to invest such contributions in the Investment Fund designated by the RAI Pension Investment Committee for all such contributions.”

13.

                Effective as of January 20, 2015, the second sentence of Section 3.06(d) of the Plan is hereby amended in its entirety to read as follows:

“A former Participant who again becomes an Eligible Employee but does not make a deferral election as provided in Section 3.01(a) shall be deemed to have authorized payroll deductions for Pre-Tax Contributions as provided in Section 3.01(b).”

Remainder of Page Intentionally Left Blank

                IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 1 as of the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ Constantine E. Tsipis
Constantine E. Tsipis
Secretary